Execution Version

THIS SECURED PROMISSORY NOTE (THE “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS, AND HAS BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS, INCLUDING, WITHOUT LIMITATION, THE EXEMPTION CONTAINED IN SECTION 4(2) OF THE SECURITIES ACT.  THIS NOTE MAY NOT BE SOLD OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT HAS BECOME AND IS THEN EFFECTIVE WITH RESPECT TO SUCH SECURITIES, (2) THIS NOTE IS TRANSFERRED PURSUANT TO RULE 144 PROMULGATED UNDER THE SECURITIES ACT (OR ANY SUCCESSOR RULE) OR (3) THE COMPANY (AS HEREINAFTER DEFINED) HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT, TO THE EFFECT THAT THE PROPOSED SALE OR TRANSFER OF SUCH SECURITIES IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND ALL OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

Secured Promissory Note
of
OncoVista Innovative Therapies, Inc.
and
OncoVista, Inc.

January 15, 2009	San Antonio, Texas

OncoVista Innovative Therapies, Inc., a Nevada corporation (“OIT”), and OncoVista, Inc., a Delaware corporation (“OncoVista”, and collectively with OIT, the “Company”), for value received, hereby jointly and severally promises unconditionally to pay to the order of The Lenders identified in Annex A hereto or such person’s assigns (the “Holders”), at the respective address set forth in Section 12 hereof, in lawful money of the United States of America (“Dollars” or “$”) and in immediately available funds, the principal amount of not less than US$750,000 (the “Principal”), in full, on the Maturity Date (as defined below), and unpaid Interest (as defined below) on Maturity Date.

The following is a statement of the rights of the Holders and the conditions to which this Note is subject, and to which the Holders hereof, by the acceptance of this Note, agrees:

1.            Definitions.  For the purposes of this Note:

“Affiliate(s)” means, with respect to any given Person other than a partnership or limited liability company, any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such Person and with respect to a partnership, the partners of such partnership and with respect to a limited liability company, the members of such limited liability company.

“Auditors” shall have the meaning assigned to such term in Section 3(g).

“Business Day” means any day that is not a Saturday, Sunday or a legal holiday in the State of New York.

“Change in Control” means the occurrence of the following: any person or group (as the terms “person” and “group” are used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than the Company, any subsidiary of the Company (for purposes of this Note, the term “subsidiary” shall include all direct and indirect subsidiaries), or any employee benefit plan of the Company or any subsidiary of the Company, becomes the beneficial owner of greater than 50% or more of the combined voting power of the then outstanding securities of the Company or any subsidiary of the Company entitled to vote generally in the election of directors.

“Closing Date” means January 15, 2009.

“Collateral” means all existing and future assets of Company and its subsidiaries, tangible and intangible, including, but not limited to cash and cash equivalents, accounts receivable, inventories, other current assets, furniture, fixtures and equipment, trademarks, trade names and other assets.

“Common Stock” means the common stock, par value $0.001 per share, of OIT.

“Debtor Relief Laws” means all liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Environmental Laws” shall have the meaning assigned to such term in Section 3(r).

“ERISA” shall have the meaning assigned to such term in Section 3(m)(ii).

“Event of Default” shall have the meaning assigned to such term in Section 6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Member” means, with respect to any Person, any parent, spouse, child, brother, sister or any other relative with a relationship (by blood, marriage or adoption) not more remote than first cousin to such Person.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any United States federal, state, local, foreign or other court, governmental department, commission, board, bureau, agency, instrumentality, authority, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)          all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any swap contract;

(d)          all obligations of such Person to pay the deferred purchase price of property or services (other than current trade accounts payable in the ordinary course of business);

(e)           indebtedness secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           capital leases, operating leases and Synthetic Lease Obligations;

(g)          all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests in such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)          all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Liabilities” shall have the meaning assigned to such term in Section 12.

“Indemnitees” shall have the meaning assigned to such term in Section 12.

 “Initial Interest Rate” shall have the meaning assigned to such term in Section 2(b).

“Insurance Policies” shall have the meaning assigned to such term in Section 3(l).

“Intellectual Property” shall have the meaning assigned to such term in Section 3(n).

“Interest” shall have the meaning assigned to such term in Section 2(a).

“Investment Company Act” shall have the meaning assigned to such term in Section 3(o).

“Issue Date” means January 15, 2009.

“Junior Debt” shall have the meaning assigned to such term in Section 4(b)(ii).

“Knowledge” means the knowledge of the management and officers of the Company after due inquiry.

“Last OIT Balance Sheet” shall have the meaning assigned to such term in Section 3(j)(ii).

“Lien” means any mortgage, pledge, lien (statutory or other), security interest or other charge, encumbrance of any kind, hypothecation, assignment, deposit arrangement, preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever intended for security (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means (a) a material adverse effect upon the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company taken as a whole; (b) a material impairment of the rights and remedies of the Holders under any Transaction Document, or of the ability of either OIT or OncoVista to perform its obligations under any Transaction Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any of OIT or OncoVista of any Transaction Document to which it is a party; or (d) a material impairment of the Collateral.

“Maturity Date” means the earlier of (i) January __, 2010, (ii) the date upon which the Company consummates a Qualified Financing and (iii) the acceleration of the maturity of the Note in accordance with Section 2(b).

“Maximum Rate” shall have the meaning assigned to such term in Section 15.

“Option Plan” shall have the meaning assigned to such term in Section 3(f).

“OTCBB” shall have the meaning assigned to such term in Section 3(b)(i).

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint stock company, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the sale, exchange, assignment or other disposition of Collateral.

“Qualified Financing” means one or more financing, whether in the form of equity securities, Indebtedness, derivative securities, or otherwise, the aggregate gross proceeds of which equal or exceed $5,000,000.

“Registration Rights Agreement” means the registration rights agreement between OIT and the Holders, substantially in the form attached hereto as Exhibit B, issued on the Closing Date.

“Related Parties” shall have the meaning assigned to such term in Section 9(e).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” shall have the meaning assigned to such term in Section 3(a)(i).

“Secured Obligations” means all advances to, and debts, liabilities, obligations, performance obligations, covenants and duties of, the Company arising under any Transaction Document or otherwise with respect to the Note, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, including, without limitation, (i) to pay Principal, Interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Company under any Transaction Document (including, without limitation, any Interest which accrues after the commencement of any case, proceeding or other actions relating to the bankruptcy, insolvency or reorganization of the Company and any other amounts owing hereunder) on, the Note, (ii) all other amounts payable by the Company under this Note (including expenses incurred in connection with the enforcement of this Note) and (iii) the obligation of the Company to reimburse any amount in respect of any of the foregoing obligations under the Transaction Document that any Holder, in its sole discretion, may elect to pay or advance on behalf of the Company.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means the security interest of the Holders (including the initial Holders of this Note) in the Collateral securing the Secured Obligations.

“Subsidiaries” means, with respect to any specified Person, any other Person (1) whose board of directors or similar governing body, or a majority thereof, may presently by directly or indirectly elected or appointed by such specified Person, (2) whose management decisions and corporate actions are directly or indirectly subject to the present control of such specified Person, or (3) whose voting securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are more than 50% owned, directly or indirectly, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such specified Person.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so called synthetic, off-balance sheet lease in which the lessee is contractually entitled to the tax benefits of ownership of the leased assets, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Taxes” shall have the meaning assigned to such term in Section 3(k)

“Transaction Documents” means the Warrants and the Registration Rights Agreement.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of Nevada (in the case of OIT), or the State of Delaware (in the case of OncoVista); provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than such jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Warrants” means the common stock purchase warrants, substantially in the form attached hereto as Exhibit A, issued on the Closing Date.

“Warrant Securities” shall have the meaning assigned to such term in the Warrants.

“Warrant Shares” shall have the meaning assigned to such term in the Warrants.

2.            Payment of Principal and Interest; Interest Rate and Prepayment.

(a)           Payment of Principal and Interest.  Upon the execution hereof, the Holders shall fund an aggregate of $750,000 of the loan contemplated hereby.  On the Maturity Date, the Company shall repay the Principal and all accrued and unpaid Interest on the Note (“Interest”).  The entire unpaid Principal and all accrued and unpaid Interest shall be paid in Dollars on the Maturity Date.  Upon the payment in full of this Note, including, without limitation, the Principal and all accrued and unpaid Interest and any other amounts owing hereunder, the Holders shall surrender this Note to the Company for cancellation.  Any amount borrowed under this Section 2 and subsequently repaid or prepaid may not be reborrowed.

(b)           Interest Rate.  Subject to Section 2(c) hereof, Interest, during the period from the Issue Date through the Maturity Date, shall accrue on the Principal of the Note at a rate equal to 10.0% per annum (“Initial Interest Rate”).  Interest shall be computed on the basis of a 360-day year applied to actual days elapsed.  Notwithstanding the foregoing anything in this Note to the contrary, upon the occurrence, and during the continuation, of an Event of Default, the Initial Interest Rate shall be increased by 8.0% per annum to 18.0% per annum and shall be payable by the Holders on demand.

(c)           Prepayment.

(i)           Optional. Upon written notice to the Holders, the Principal may be prepaid by the Company at any time without penalty, with Interest accrued hereunder to the date of such prepayment without the consent of the Holder; provided, that such notice must be received by the Holders not later than 11:00 a.m. EST ten (10) Business Days prior to the date of prepayment; provided, further that the aggregate Principal and Interest under the Note must be prepaid in full and not in part.  Each such notice shall specify the date and amount of such prepayment.  The Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(ii)           Mandatory.  Upon a Change of Control, the Company shall prepay, on the date such Change of Control occurs, the aggregate amount of Principal and accrued Interest then outstanding.

3.            Representations, Warranties and Covenants of the Company.  Except as set forth in any SEC Document and the Disclosure Schedule attached as Exhibit C hereto, OIT and OncoVista jointly and severally represent and warrant to the Holders as follows:

(a)           (i)            The Common Stock has been registered under Section 12(g) of the Exchange Act and OIT is subject to the periodic reporting requirements of Section 13 of the Exchange Act.  The Company has made available to the Holders true, complete, and correct copies of all forms, reports, schedules, statements, and other documents required to be filed by OIT under the Exchange Act, as such documents have been amended since the time of the filing thereof (collectively, including all forms, reports, schedules, statements, exhibits, and other documents filed by OIT therewith, the “SEC Documents”).  The SEC Documents, including, without limitation, any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended, (i) did not contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) complied in all respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder.  Except as set forth in the Disclosure Schedule, each current director and executive officer thereof has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(ii)           The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that:

(A)         all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of OIT’s filings with the SEC and other public disclosure documents;

(B)          transactions are executed in accordance with management’s general or specific authorizations;

(C)          transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability;

(D)          access to assets is permitted only in accordance with management’s general or specific authorization; and

(E)           the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

The Company has made available or delivered to the Holders copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.  The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions in, and dispositions of, the assets of, and the results of operations of, the Company all to the extent required by GAAP.

(iii)          The Chief Executive Officer and the Chief Financial Officer of OIT have signed, and OIT has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn (except as permitted by applicable laws or regulations); and neither OIT nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(iv)         OIT has made available to the Holders complete and correct copies of all certifications filed with the SEC pursuant to Sections 302 and 906 of Sarbanes-Oxley Act of 2002 and hereby reaffirms, represents and warrants to the Holders the matters and statements made in such certificates.

(b)          At the date hereof:

(i)           the Common Stock is eligible to trade and be quoted on, and is quoted on,  the over-the-counter Bulletin Board market maintained by The Nasdaq Stock Market (the “OTCBB”) and has received no notice or other communication indicating that such eligibility is subject to challenge or review by the any applicable regulatory agency, electronic market administrator, or exchange;

(ii)          OIT has and shall have performed or satisfied all of its undertakings to, and of its obligations and requirements with, the SEC; and

(iii)         OIT has not, and shall not have taken any action that would preclude, or otherwise jeopardize, the inclusion of the Common Stock for quotation on the OTCBB.

(c)           Except as described in the SEC Documents, other than OncoVista, OIT has no Subsidiaries or Affiliated corporations, nor does it own any interest in any other enterprise (whether or not such enterprise is a corporation).  Each of OIT and OncoVista has been duly organized and is validly existing as a corporation in good standing under the laws of its respective jurisdiction of incorporation with all requisite power and authority (corporate and other) to own, lease and operate its respective properties and conduct its respective business as described in the SEC Documents; except as otherwise disclosed in the SEC Documents, the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect on its business, prospects, condition (financial or otherwise), and results of operations of the Company; no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification; the Company is in possession of, and operating in compliance with, all requisite authorizations, licenses, certificates, consents, orders and permits from state, federal, foreign and other regulatory authorities where its ownership, lease or operation of properties or the conduct of its business requires such authorizations, licenses, certificates, consents, orders and permits, all of which are valid and in full force and effect; neither OIT nor OncoVista is in violation of its charter or bylaws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any material bond, debenture, note or other evidence of Indebtedness, or in any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which it is a party or by which it or its properties or assets may be bound, which violation or default could reasonably be expected to have a Material Adverse Effect on the business, prospects, financial condition or results of operations of the Company; and neither OIT nor OncoVista is in violation of any law, order, rule, regulation, writ, injunction, judgment or decree of any court, government or governmental agency or body, domestic or foreign, having jurisdiction over OIT or OncoVista or over its respective properties or assets, which violation could reasonably be expected to have a Material Adverse Effect on the business, prospects, financial condition or results of operations of the Company taken as a whole.  The SEC Documents accurately describe any corporation, association or other entity owned or controlled, directly or indirectly, by OIT.

(d)          Each of OIT and OncoVista has all requisite power and authority to execute, deliver, and perform each of this Note and the Transaction Documents.  All necessary proceedings of each of OIT and OncoVista have been duly taken to authorize the execution, delivery, and performance of this Note and the Transaction Documents thereby.  Each of this Note and the Transaction Documents has been duly authorized, executed, and delivered by OIT and OncoVista, as applicable, constitutes the legal, valid, and binding obligation of OIT and OncoVista, as applicable, and is enforceable as to OIT and OncoVista, as applicable, in accordance with its terms.  Except as otherwise set forth in this Note, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by the Company for the execution, delivery, or performance of this Note or the Transaction Documents thereby, other than compliance with applicable securities laws following the consummation of the transactions contemplated hereby.  No consent, approval, authorization or order of, or qualification with, any court, government or governmental agency or body, domestic or foreign, having jurisdiction over OIT or OncoVista or over its respective properties or assets is required for the execution and delivery of this Note and the Transaction Documents and the consummation by the Company of the transactions herein and therein contemplated, except such as may be required under the Securities Act or under state or other securities or blue sky laws, all of which requirements have been, or in accordance therewith will be, satisfied in all material respects.  No consent of any party to any material contract, agreement, instrument, lease, license, arrangement, or understanding to which the OIT or OncoVista is a party, or to which its or any of its respective businesses, properties, or assets are subject, is required for the execution, delivery, or performance of this Note; and except as set forth in the SEC Documents, the execution, delivery, and performance of this Note and the Transaction Documents will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to receive rights or privileges that such party was not entitled to receive immediately before this Note was executed under, or except as set forth in the SEC Documents or the Disclosure Schedule create any obligation on the part of OIT or OncoVista to which it was not subject immediately before this Note was executed under, any term of any such material contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the respective certificate of incorporation or respective by-laws of OIT or  OncoVista (if the provisions of this Note are satisfied) violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, decree, injunction, or writ of any court, government or governmental agency or body, domestic or foreign, having jurisdiction over OIT or OncoVista or over its respective properties or assets.

(e)           Except as set forth in the SEC Documents, there is not any pending or, to the best of the Company’s Knowledge, threatened, action, investigation, suit, claim or proceeding against OIT or any Subsidiaries thereof, or any of the officers of OIT or any Subsidiaries or any of the respective properties, assets or rights of OIT or any of its Subsidiaries, before any court, government or governmental agency or body, domestic or foreign, having jurisdiction over OIT or any Subsidiaries or over OIT’s or any Subsidiary’s respective officers or the respective properties of OIT or any Subsidiaries, or otherwise that (i) could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect or might materially and adversely affect the properties, assets or rights of OIT and its Subsidiaries taken as a whole, (ii) might prevent OIT or OncoVista from entering into or consummating the transactions contemplated by this Note or the Transaction Documents, (iii) questions the validity of this Note or any of the other Transaction Documents or the right of OIT or OncoVista to enter into such agreements or (iv) alleging violation of any federal or state securities laws. Neither OIT nor OncoVista is a party to or named in or subject to any order, writ, injunction, judgment, or decree of any court, government agency or instrumentality.  There is no action, suit, proceeding or investigation by OIT or any Subsidiaries currently pending or that OIT or any Subsidiaries intends to initiate.

(f)           As of December 24, 2008, the authorized capital stock of OIT consists of 147,397,390 shares of Common Stock, of which 20,316,475 shares of Common Stock are issued and outstanding (after giving effect to the issuance of 20,000 shares of Common Stock pursuant to stock options held by an employee that have been exercised), of which 3,500,000 shares are reserved for issuance pursuant to OIT’s 2007 Stock Option Plan and 2007 Stock Option Plan for Independent and Non-Employee Directors (collectively the “Option Plans”), and 2,942,706 shares as reserved for issuances upon exercise of warrants and a convertible note.  Each of such outstanding shares of Common Stock is duly authorized and validly issued in compliance with applicable laws, and is fully paid, and non-assessable, has not been issued and is not owned or held in violation of any preemptive, subscription or similar right of stockholders.  The outstanding shares of Common Stock and capital stock of each of the Subsidiaries is duly and validly authorized, validly issued, fully paid, and non-assessable, has not been issued and is not owned or held in violation of any preemptive or similar right of stockholders.  Except as set forth in the SEC Documents and in the Disclosure Schedule, there is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of, or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of, OIT or any Subsidiary, and, except as set forth in the SEC Documents, there is outstanding no security or other instrument convertible into or exchangeable for capital stock of OIT or any Subsidiary thereof.  The description of the OIT’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted and exercised thereunder, set forth in the SEC Documents accurately and fairly presents the information required to be shown with respect to such plans, arrangements, options and rights under the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder.  Except as described in the SEC Documents, there are no options or warrants or convertible or exchangeable securities of OIT or any of its Subsidiaries outstanding at the Closing Date.  All capital stock of the Company has been issued in compliance with all applicable federal and state securities laws.

(g)          Berman & Company P.A. examined the financial statements of OIT, together with the related schedules and notes for the period from January 1, 2007 through December 31, 2007,  Stan J.H. Lee, CPA examined the financial statements of OIT, together with the related schedules and notes, for the period from January 1, 2006 through December 31, 2006, and Armando C. Ibarra, CPA examined the financial statements of OIT, together with the related schedules and notes, for the period from January 1, 2005 through December 31, 2005 (collectively, the “Auditors”), filed with the SEC as a part of the SEC Documents, are independent accountants within the meaning of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder; and except as disclosed in the SEC Documents, the consolidated audited financial statements of OIT, together with the related schedules and notes, and the unaudited financial information, forming part of the SEC Documents, fairly present and will fairly present the consolidated financial condition, results of operations and cash flows of OIT at the respective dates and for the respective periods to which they apply; and all audited consolidated financial statements of OIT, together with the related schedules and notes, and the unaudited consolidated financial information, filed with the SEC as part of the SEC Documents, are in accordance with the books and records of the OIT and complied and will comply as to form in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect hereto when filed, have been and will be prepared in accordance with GAAP consistently applied throughout the periods involved except as may be otherwise stated therein (except as may be indicated in the notes thereto or as permitted by the rules and regulations of the SEC) and fairly present and will fairly present, subject in the case of the unaudited consolidated financial statements, to customary year end audit adjustments, the consolidated financial condition, results of its operations and cash flows of OIT as at the dates thereof.  The procedures pursuant to which the aforementioned financial statements have been audited are compliant with GAAP. The selected and summary financial and statistical data included in the SEC Documents present and will present fairly the information shown therein and have been compiled on a basis consistent with the audited financial statements presented therein.  No other financial statements or schedules are required to be included in the SEC Documents.   The financial statements referred to in this Section 3(g) contain all certifications and statements required under the SEC’s Order, dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), Rule 13a-14 or 15d-14 under the Exchange Act, or 18 U.S.C. Section 1350 (Sections 302 and 906 of the Sarbanes-Oxley Act of 2002) with respect to the report relating thereto.  The forecasts and projections previously delivered to the Holders by the Company and attached hereto as Schedule 3(g) have been prepared in good faith and on the basis of assumptions that are fair and reasonable in light of current and reasonably foreseeable circumstances.

(h)          Since September 30, 2008 and except as disclosed in the SEC Documents and the Disclosure Schedule:

(i)           There has not been any event, violation or other matter that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ii)          Neither OIT nor any Subsidiary thereof has authorized, declared, paid, set aside or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of any stock of OIT or any Subsidiary thereof;

(iii)         There has not been any sale, assignment, pledge, encumbrance, transfer or other disposition of any tangible asset of the Company (other than in the ordinary course of business consistent with past practice), or any sale, assignment, transfer or other disposition of any Intellectual Property of the Company (other than in the ordinary course of business and consistent with past practice);

(iv)         There has not been any resignation or termination of any key employee or group of employees of the OIT or any of its Subsidiaries;

(v)          There has not been any creation of any Lien on any property of the OIT or any of its Subsidiaries except for Liens in existence on the date of this Note that have been incurred in the ordinary course of business;

(vi)         There has not been any write-downs of the value of any asset of the OIT or any of its Subsidiaries or any write-off as uncollectible of any accounts or notes receivable or any portion thereof except in the ordinary course of business and in a magnitude consistent with historical practice;

(vii)        There has not been any cancellation of any debts or claims or any amendment, termination or waiver of any rights of OIT or any of its Subsidiaries except for those that could not reasonably be expected to have a Material Adverse Effect;

(viii)       There has not been any capital expenditure or commitment or addition to property, plant or equipment of OIT or any of its Subsidiaries in excess of $50,000 individually or $100,000 in the aggregate except, in the case of OIT, to its Subsidiaries; and

(vix)       The operations and businesses of OIT and its Subsidiaries have been conducted in all respects only in the ordinary course.

(i)           Subsequent to the respective dates as of which information is given in the SEC Documents, there has not been (i) any material adverse change in the consolidated business, prospects, financial condition or results of operations of OIT and its Subsidiaries taken as a whole, (ii) any transaction committed to or consummated that is material to OIT and its Subsidiaries taken as a whole, (iii) any obligation, direct or contingent, that is material to OIT and its Subsidiaries taken as a whole incurred thereby, (iv) any change in the capital stock or outstanding Indebtedness of OIT or any of its Subsidiaries that is material to OIT and the Subsidiaries taken as a whole, (v) any dividend or distribution of any kind declared, paid, or made on the capital stock of OIT, or (vi) any loss or damage (whether or not insured) to the property of OIT or any Subsidiary which has a Material Adverse Effect.

(j)           (i)            Neither OncoVista, nor any Subsidiary, owns any legal or equitable interest in any real property.  OncoVista and each Subsidiary has good title to all other properties and assets material thereto, used in its business or owned by it (except real and other properties and assets as are held pursuant to leases or licenses described in the SEC Documents), free and clear of all Liens, mortgages, security interests, pledges, charges, and encumbrances.

(ii)          All accounts and notes receivable reflected in the OIT consolidated balance sheet as of September 30, 2008 (“Last OIT Balance Sheet”), or arising since the date of the Last OIT Balance Sheet, have been collected, or are and will be good and collectible, in each case at the aggregate recorded amounts thereof without right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor, and, if not collected, can reasonably be anticipated to be paid within 60 days of the date incurred.

(iii)         All inventory of raw materials and work in process of OIT and its Subsidiaries is usable, and all inventory of finished goods is good and marketable, on a normal basis in the existing product lines of OIT and its Subsidiaries.  All inventory is merchantable and fit for the particular purpose for which it is intended.

(iv)         All properties and assets owned by OIT and its Subsidiaries are reflected on the Last OIT Balance Sheet (except for acquisitions subsequent to the Last OIT Balance Sheet Date and prior to the date hereof).  All real and other tangible properties and assets owned by OIT or any Subsidiary or leased or licensed thereby from or to a third party are in good and usable condition (reasonable wear and tear which is not such as to affect adversely the operation of the business of OIT and its Subsidiaries excepted).

(v)          To the best of the Company’s Knowledge, no real property owned by OIT or any Subsidiary thereof or leased or licensed thereby from or to a third party lies in an area which is, or will be, subject to zoning, use, or building code restrictions which would prohibit, and, to the best of the Company’s Knowledge, no state of facts relating to the actions or inaction of another person or entity or his or its ownership, leasing, or licensing of any real or personal property exists or will exist which would prevent, the continued effective ownership, leasing, or licensing of such real property in the businesses in which OIT and its Subsidiaries is now engaged or the respective businesses in which it contemplates engaging. Each of OIT and its Subsidiaries has valid leasehold interest in all real property and interests in real property leased by it free and clear of all Liens. There exists no default, or any event which upon notice or the passage of time, or both, would give rise to any default, in the performance of the Company or, to the Knowledge of the Company, by any lessor under any lease of real property.

(vi)         The properties and assets owned by OIT and its Subsidiaries (other than those leased or licensed thereby to a third party) or leased or licensed thereby from a third party constitute all such properties and assets which are necessary to the respective businesses of OIT and its Subsidiaries as presently conducted or as it contemplates conducting.

(k)           Neither OIT nor OncoVista has any liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local, or foreign taxes and penalties, interest, and additions to tax (“Taxes”).  Without limiting the generality of the foregoing, the amounts set up as provisions for Taxes, if any, in the Last OIT Balance Sheet are sufficient for all accrued and unpaid Taxes of OIT, whether or not due and payable and whether or not disputed, under tax laws, as in effect on the date of the Last OIT Balance Sheet or now in effect, for the period ended on such date and for all fiscal periods prior thereto.  The execution, delivery, and performance of this Note and the Transaction Documents by OIT and OncoVista, as applicable, will not cause any Taxes to be payable or cause any Lien, charge, or encumbrance to secure any Taxes to be created either immediately or upon the nonpayment of any Taxes.  The Internal Revenue Service has audited and settled or the statute of limitations has run upon all federal income tax returns of OIT and OncoVista for all taxable years up to and including the taxable year ended December 31, 2001.  OIT has filed all federal, state, local, and foreign tax returns required to be filed by it; has made available to the Holders a true and correct copy of each such return which was filed in the past six years; has paid (or has established on the Last OIT Balance Sheet a reserve for) all Taxes, assessments, and other governmental charges payable or remittable by it or levied upon it or its properties, assets, income, or franchises which are due and payable; and has made available to the Holders a true and correct copy of any report as to adjustments received by it from any taxing authority during the past six years and a statement as to any litigation, governmental or other proceeding (formal or informal), or investigation pending, threatened, or in prospect with respect to any such report or the subject matter of such report.  OIT has paid all taxes payable thereby due on or prior to the date hereof.

(l)            Except as described in the SEC Documents, neither OIT nor OncoVista has any insurance; neither AVUG nor Acquisition has at any time been refused any insurance coverage sought or applied for. All insurance policies of the Company are in the name of OIT or its Subsidiaries, are outstanding and in full force and effect, and all premiums due with respect to such policies are currently paid.  Neither OIT nor its Subsidiaries have received notice of cancellation or termination of any such policy, nor has it been denied or had revoked or rescinded any policy of insurance, nor has it borrowed against any such policies.  There are and have been no claims in the last five years for which an insurance carrier has denied or threatened to deny coverage.  OIT and its Subsidiaries carry, or are covered by, insurance with companies that the Company believes as of the date of this Agreement to be financially sound and reputable in such amounts with such deductibles and against such risks and losses as are reasonable for the business and assets of the Company.

(m)          (i)           No labor disturbance by the employees of OIT or any Subsidiary thereof exists or, to the best of the Company’s Knowledge, is imminent.  The Company is not aware of any existing or imminent labor disturbance by the employees of any principal suppliers or customers of OIT or any Subsidiaries that could reasonably be expected to result in any Material Adverse Effect.  No collective bargaining agreement exists with any of OIT’s or any Subsidiary’s employees and, to the best of the Company’s Knowledge, no such agreement is imminent.

(ii)          The Company does not contribute to, and has never contributed to, any pension, profit-sharing, retirement, savings, deferred compensation, other incentive plan, or any other type of  “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or “pension plan” (as defined in ERISA) and except as set forth in the SEC Documents and subject to any applicable law or regulation, the Company does not have any obligation to or customary arrangement with key employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, group insurance, service award, relocation, disability, tuition refund, other welfare plan, or other benefits, whether oral or written that could reasonably be expected to have a Material Adverse Effect.

(iii)         The consummation of the transactions contemplated by this Note and the Transaction Documents will not (A) entitle any employee or independent contractor of the Company to severance pay or termination benefits, (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or independent contractor, (C) obligate the Company or any of its Affiliates to pay or otherwise be liable for any compensation, vacation days, pension contribution or other benefits to any employee, consultant, agent or independent contractor of the Company for periods before the date hereof, or (D) result in any “parachute payment” (within the meaning of Section 280G of the Internal Revenue Code) under any “employee benefit plan”.

(n)          OIT and its Subsidiaries owns or possess the right to use all patents, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names, logos, or copyrights (collectively “Intellectual Property”) to conduct its business as described in the SEC Documents.  The Company has not received any notice (oral or written) of, or has Knowledge of, any infringement of or conflict with asserted rights of the Company by others with respect to any patents, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names, logos, or copyrights described or referred to in the SEC Documents as owned by or used by it; and neither OIT nor any Subsidiaries thereof has received any notice of, or has Knowledge of, any infringement of, or conflict with, asserted rights of others with respect to any patents, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names, logos, or copyrights described or referred to in the SEC Documents as owned by or used by it or which, individually or in the aggregate, in the event of an unfavorable decision, ruling or finding could reasonably be expected to have a Material Adverse Effect.

(o)           The Company has been advised concerning the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations thereunder, and has in the past conducted, and intends in the future, to conduct its affairs in such a manner as to ensure that it is not and will not become an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act and such rules and regulations.

(p)           (i)           Neither OIT nor any of its Subsidiaries have, and no person or entity acting on behalf or at the request of OIT or any of its Subsidiaries has, at any time during the last five years (i) made any unlawful contribution to any candidate for foreign office or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any other applicable jurisdiction.

(ii)           Neither OIT or any Subsidiary thereof, nor any director, officer, agent, employee, or other person associated with, or acting on behalf of, OIT or any Subsidiary thereof, has, directly or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(iii)          Neither OIT or any Subsidiary thereof, nor any officer, director or Affiliate of OIT or any Subsidiary thereof, has been, within the five years prior to the date hereof, a party to any bankruptcy petition against such person or against any business of which such person was affiliated; convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or found by a court of competent jurisdiction in a civil action, by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

(q)           Neither OIT nor any Subsidiary thereof has taken, and no person acting on behalf thereof, has taken or will take, directly or indirectly, any action designed to, or that might reasonably be expected to cause or result in, stabilization in violation of law, or manipulation, of the price of the Common Stock.

(r)            OIT and the Subsidiaries thereof are in compliance in all material respects with all rules, laws and regulations relating to the use, treatment, storage and disposal of toxic substances and protection of health or the environment (“Environmental Laws”) that are applicable to its business. Neither OIT nor any Subsidiary thereof has received notice from any governmental authority or third party of an asserted claim under Environmental Laws, which claim is required to be disclosed in the SEC Documents. To the best Knowledge of the Company, neither OIT nor any Subsidiary thereof is likely to be required to make future material capital expenditures to comply with Environmental Laws. No property which is owned, leased or occupied by OIT or any Subsidiary thereof has been designated as a Superfund site pursuant to the Comprehensive Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.), or otherwise designated as a contaminated site under applicable state or local law. Neither OIT nor any Subsidiary thereof is in violation of any federal or state law or regulation relating to occupational safety or health.

(s)           Except as disclosed in the SEC Documents, there are no contracts, agreements, outstanding loans, advances or guarantees of Indebtedness or other arrangements providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, OIT or any Subsidiary thereof to, or for the benefit of, any of the current or former officers, directors, or director-nominees of any of the foregoing or any of the members of the families of any of them.

(t)           The Company has not incurred any liability, direct or indirect, for finders' or similar fees on behalf of or payable by the Company in connection with the transactions contemplated hereby and the Transaction Documents.

(u)                         OIT and the Subsidiaries thereof are in compliance with, and is not in violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its respective properties or the operation of its business, including, without limitation, Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated pursuant thereto or thereunder.  Neither OIT nor any Subsidiary thereof is subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

(v)           The Company has made available to the Holders the certificate of incorporation (or other charter document) and by-laws of each of OIT and OncoVista and all amendments thereto, as presently in effect, certified by the Secretary of such corporation.  To the best of the Company’s Knowledge, none of OIT, OncoVista, or any other party to any material contract, agreement, instrument, lease, or license is now or expects in the future to be in violation or breach of, or in default with respect to complying with, any term thereof, and each such material contract, agreement, instrument, lease, or license is in full force and is (to the best of the Company’s Knowledge in the case of third parties) the legal, valid, and binding obligation of the parties thereto and (subject to applicable Debtor Relief Laws and other laws affecting the enforceability of creditors’ rights generally) is enforceable as to them in accordance with its terms.  The Company is not party to or bound by any contract, agreement, instrument, lease, license, arrangement, or understanding, or subject to any charter or other restriction, which has had or, to the best of the Company’s Knowledge, could reasonably be expect to have a Material Adverse Effect.  Except as disclosed in the SEC Documents, to the Knowledge of the Company, neither OIT nor OncoVista has engaged within the last five years in, is engaging in, or intends to engage in any transaction with, or has had within the last five years, now has, or intends to have any contract, agreement, instrument, lease, license, arrangement, or understanding with, any stockholder of the Company, any director, officer, or employee of the Company, any relative or Affiliate of any stockholder of the Company, any such director, officer, or employee, or any other corporation or enterprise in which any stockholder of the Company, any such director, officer, or employee, or any such relative or Affiliate then had or now has a 5% or greater equity or voting or other substantial interest.  The stock ledgers and stock transfer books and the minute book records of OIT and OncoVista relating to all issuances and transfers of stock thereby and all proceedings of the stockholders and the Board of Directors and committees thereof since their respective incorporations made available to Holder are the original stock ledgers and stock transfer books and minute book records of OIT and OncoVista, as applicable, or exact copies thereof.  Neither OIT nor OncoVista is in violation or breach of, or in default with respect to, any term of its respective certificate of incorporation (or other charter document) or by-laws.

(w)              The shares of Common Stock to be issued upon exercise of, and in accordance with, the Warrants shall be validly authorized and, when the shares of Common Stock have been duly delivered pursuant to the terms of the Warrant, such shares of Common Stock will be validly issued, fully paid, and nonassessable.

(x)               No representation or warranty by the Company in this Note, in the Transaction Documents or in any certificate or schedule furnished or to be furnished by or on behalf of the Company to the Holders contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements made not misleading.  Notwithstanding the foregoing, such representations and warranties by the Company shall be deemed to comply with, and not be in breach or contravention of, or in default with respect to the immediately preceding sentence to the extent that such representations and warranties shall on the date hereof be untrue in any material respect or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as a result of any transaction contemplated hereby or in connection herewith or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or schedule. To the Company’s Knowledge, there is no fact which the Company has not disclosed to the Holders in writing which has, or could reasonably be expect to have, a Material Adverse Effect or which will affect the ability of the Company to perform its obligations under the Transaction Documents or its obligations in respect of the Warrant Shares.

4.           Covenants of the Company.

(a)          Affirmative Covenants.  The Company covenants and agrees with the Holders as follows, to:

(i)            Preserve, renew and maintain in full force and effect its legal existence as a corporation and in good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a corporation in each jurisdiction in which such qualification is required;

(ii)           (A) Maintain, keep and preserve adequate records and books of account, in which full, true and complete entries will be made in accordance with generally accepted accounting principles (with a reconciliation to GAAP), reflecting all financial transactions and matters involving the assets and business of the Company; and (B) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company;

(iii)          Deliver to the Holders, in form and detail reasonably satisfactory to the Holders:

  (A)          promptly after any request by any Holder copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of OIT or any of the Subsidiaries by independent accountants in connection with the accounts or books of OIT or any of the Subsidiaries, or any audit of any of them;

  (B)           promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of OIT or any of the Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Holders pursuant to any other clause of this Section 4(a);

  (C)           promptly, such additional information regarding the business, financial or corporate affairs of OIT or any of the Subsidiaries, or compliance with the terms of the Transaction Document, as the Holders may from time to time reasonably request;

(iii)          Subject to the terms and conditions stated herein, maintain keep and preserve all Collateral (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted;

(iv)          Maintain, keep and preserve with respect to the Collateral accurate records that are as complete and comprehensive as those customarily maintained by others engaged in the same business and make available to the Holders or their representatives, at the Company’s sole cost and expense, on the Holders’ reasonable advance request, all books, records, contracts, notes and all other information and data of every kind relating to its business and the Collateral.  The Holders shall have the right to examine all such books, records, contracts and other information and to make abstracts therefrom or copies thereof at any time and from time to time upon reasonable advance notice to the Company.  At any time or times that the Holders may reasonably request in advance, the Company will, at its cost and expense, prepare a list or lists in such form as shall be satisfactory to the Holders, certified by duly authorized officers, describing the Collateral in such detail as the Holders shall require and specifying the location of such Collateral and the records pertaining thereto, and permit the Holders to inspect such Collateral or any part thereof at the Company’s cost and expense at such place as the Collateral may be held or located or at such other reasonable place chosen by the Holder; provided, however, that when an Event of Default exists the Holders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.  The Company shall promptly notify the Holders of any material setoff, claims (including with respect to material environmental claims), withholdings or other defenses to which any of the Collateral, or any of the Holders’ rights with respect to the Collateral, in any material respect, are subject;

(v)           Continue to conduct in an efficient and economical manner a business of the same general type as conducted by the Company on the date of this Note;

(vi)          Comply in all material respects with all applicable laws, rules, regulations, injunctions, decrees, writs and orders;

(vii)         At the Company’s sole cost and expense, upon request by the Holders and in any event at least once every month, permit the Holders or any agent or representative thereof to examine, audit and make copies of and abstracts from the records and books of account of, and inspect the Collateral and properties of the Company and to discuss the affairs, finances and accounts of the Company with any of its managers, officer, directors, members, and independent accountants;

(viii)        Promptly notify the Holders of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including but not limited to the commencement thereof or notice of all actions, suits and proceedings before any courts or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company;

(ix)           As soon as possible and in any event within two (2) Busness Days after the occurrence of each Event of Default a written notice setting forth the details of such Event of Default and the action which is proposed to be taken by the Company with respect thereto. Each notice shall describe with particularity any and all provisions of this Note and any other Transaction Document that has been breached;

(x)            Promptly after the furnishing thereof, copies of any statements or report furnished to any other party pursuant to the terms of any indenture, loan, credit or similar agreement not otherwise required to be furnished to the agent pursuant to any other clause of this Section;

(xi)           Without the prior written consent of the Holders of two-thirds in interest of the Principal, the proceeds of this Note shall be used solely for the following: (i) capital expenditures; (ii) working capital and general corporate purposes; and (iii) fees and expenses related to the loan evidenced by this Note.  Notwithstanding the foregoing, the proceeds of this Note shall not be used for the payment of raises in salaries for the staff of the Company or bonuses thereto;

(x)            take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(xi)           Preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect;

(xii)          Pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim;

(xiii)        Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and use the standard of care typical in the industry in the operation and maintenance of its facilities and equipment;

(xiv)        Maintain with financially sound and reputable insurance companies not Affiliates of the Company, insurance or reinsurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Holders of termination, modification, lapse or cancellation of such insurance or reinsurance.  (xv)Promptly upon request by any of the Holders (A) correct any material defect or error that may be discovered in any Transaction Document or in the execution, acknowledgment, filing or recordation thereof, and i. do, execute, acknowledge, deliver, record, re record, file, re file, register and re register any and all such further acts, deeds, certificates, assurances and other instruments as the Holders may reasonably require from time to time in order to (B) carry out more effectively the purposes of the Transaction Document, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Holders the rights granted or now or hereafter intended to be granted to the Holders under any Transaction Document or under any other instrument executed in connection with any Transaction Document to which OIT or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so; and

(xvi)        Deliver or make available to the Holders, in form and detail reasonably satisfactory to the Holders:

 (A)          as soon as available, but in any event within ninety (90) days after the end of each fiscal year of OIT, a consolidated balance sheet of OIT and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing acceptable to the Holders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be qualified in any material respect except with respect to a “going concern” or like qualification or exception;

 (B)           as soon as available, but in any event within forty five (45) days after the end of each of the first three fiscal quarters of each fiscal year of OIT, a consolidated balance sheet of OIT and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of OIT’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the Chief Executive Officer or the Chief Financial Officer of OIT as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of OIT and its Subsidiaries in accordance with GAAP, subject only to normal year end audit adjustments and the absence of footnotes; and

Each notice pursuant to this Section shall be accompanied by a statement of the chief executive office or the Chief Financial Officer of OIT setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.

(b)          Negative Covenants.  The Company covenants and agrees with the Holders that it shall not, without the prior written consent of the Holders of two-thirds in interest of the Principal:

(i)           Create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, assets or revenues now owned or hereafter acquired, or sign or file or suffer to exist under the UCC of any jurisdiction a financing statement that names the OIT or any of its Subsidiaries as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, except:

  (A)          Liens in favor of the Holders;

  (B)           Liens for taxes or assessments or other government charges or levies not yet due and payable or, if due and payable, contested in good faith by appropriate proceeding and for which appropriate reserves are maintained;

  (C)           Liens, deposits or pledges to secure the performances of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Note) or public or statutory obligations; surety, stay, appeal, indemnity, performance or other similar bonds; or other similar obligations arising in the ordinary course of business;
  (D)           Purchase-money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a capital lease; provided that: (1) any property subject to any of the foregoing is acquired by the Company in the ordinary course of business and the Lien on any such property is created contemporaneously with, or prior to, such acquisition; (2) the obligation secured by any Lien so created, assumed or existing shall not exceed fifty percent (50%) of the lesser of cost or fair market value as of the time of acquisition of the property covered thereby to the Company, except for Liens existing before the date of this Note; (3) each such Lien shall attach only to the property so acquired and fixed improvements thereon; (4) the debt secured by all such Liens shall not exceed US$100,000 at any time outstanding in the aggregate except for debt existing prior to the date of this Note and Liens pursuant to this Note; and (5) the obligation secured by such Lien is permitted by the provisions of the Section 4(b)(ii); and

  (E)           Liens in existence on the date hereof.

(ii)           Create, incur, assume or suffer to exist any Indebtedness, except:

  (A)          Indebtedness of the Company under this Note;

  (B)           Indebtedness (“Junior Debt”) of the Company owed to lenders other than the Holders and subordinated to the Company’s obligations under this Note satisfactory to the Holders;

  (C)           accounts payable to trade creditors for goods or services and operating liabilities (other than for borrowed money), in each case incurred in the ordinary course of business;

  (D)           Indebtedness of the Company owed to lenders or banks other than the Holders and secured by purchase-money Liens permitted by Section 4(b)(i)(D) or in connection with Liens permitted by Section 4(b)(i)(E).

(iii)          Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to any Person or acquire all or substantially all of the assets or the business of any Person.

(iv)          Create, incur, assume or suffer to exist, other than in the ordinary course of business, any obligation as lessee for the rental or hire of any real or personal property, except: (A) capital leases permitted by Section 4(b)(i); and (B) leases existing on the date of this Note and any extensions or renewals thereof.

(v)           Sell, transfer or otherwise dispose of any real or personal property to any person and thereafter directly or indirectly lease back the same or similar property.

(vi)          Declare or pay dividends or profits or make distributions without prior written consent of the Holders of two-thirds in interest of the Principal except for any agreements to do any of the foregoing in existence at the date hereof.

(vii)         Sell, lease, assign, transfer or otherwise dispose of any of its now owned or hereafter acquired assets (including, without limitation, receivables and leasehold interest), except: (a) for inventory disposed of in the ordinary course of business, (b) the sale or other disposition of assets no longer used or useful in the conduct of its business, and (c) the sale of equity securities in the Company to bona fide investors.

(viii)        Without the Holders’ prior consent, make any loan or advance to any Person or purchase or otherwise acquire any capital stock, assets, obligations or other securities of, make any capital contribution to or otherwise invest in or acquire any interest in any Person that is not an Affiliate of the Company, except stock, obligations or securities received in settlement of debts owing to the Company and created in the ordinary course of business.

(ix)          Without the Holders’ prior consent,  purchase or repurchase (or agree, contingently or otherwise, so to do) the Indebtedness of, or assume, guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance of any obligation or capability of so doing, or otherwise), endorse or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any Indebtedness, obligation, stock or dividend, assets, goods or services to supply or advance any funds, assets, goods or services to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any person against loss) for obligations of any Person that is not an Affiliate of the Company, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

(x)           Without the Holders’ prior consent, enter into any transaction of any kind with any Affiliate of the Company, including, without limitation, the purchase, sale or exchange of property or the rendering of any services, except in the ordinary course of and pursuant to the reasonable requirements of the Company’s business and upon fair and reasonable terms no less favorable to the Company than would obtain in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company.

(xi)          Permit or suffer to permit any Material Adverse Effect.

(xii)         Permit to effect any change in the corporate structure or shareholding of the Company which would cause a cessation or diminution of the priority of the Security Interest of the Holders pursuant to this Note.

(xiii)        Change the name of the Company or the nature of the business thereof or amend any certificate or articles of incorporation or by-laws of the Company.

(xiv)        Directly or indirectly (i) purchase, redeem, retire or otherwise acquire for value any of its capital stock or other securities now or hereafter outstanding, return any capital to its stockholders, or distribute any of its assets to its stockholders or (ii) make any payment or declare any dividend or distribution on any of its capital stock or other securities, in either case, without the prior written consent of the Holders of two-thirds in interest of the Principal.

(xv)         Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Junior Debt (other than the payment of trade payables in the ordinary course of business).

(xvii)       Make any material change in its equity capital structure as in existence on Closing Date.

5.           Representations, Warranties and Covenants of Holders.  Each Holder, severally, but not jointly, hereby represents and warrants to the Company as follows:

(a)           Organization, Good Standing and Qualification.  If such Holder is a natural person, such Holder has reached the age of majority in his or her jurisdiction of residence and has all necessary power and authority to execute and deliver this Note, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  If such Holder is not a natural person, such Holder has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its formation with full power and authority to own, lease and operate its respective properties and conduct its respective business

(b)           Authorization of Agreement.  The execution, delivery and performance of this Note and each of the Transaction Documents has been duly and validly authorized by such Holder, as required; and such Holder has the full legal right, power and authority to execute and deliver this Note and each of the Transaction Documents and to consummate the transactions contemplated hereby and thereby.  No further authorization is necessary on the part of such Holder to consummate the transactions contemplated hereby and by the other  Transaction Documents.

(c)           Due Diligence by Holder.  Such Holder (i) has had reasonable access to the Company’s consolidated financial information, the books and records available at the Company’s offices or as provided by the Company in response to specific requests of such Holder and (ii) the Company permitted such Holder to make such reasonable inspections thereof as requested.

(d)           Restricted Securities.  Such Holder understands that the issuance of this Note will not be registered under the Securities Act or the securities laws of any State in reliance upon exemptions from registration contained in the Securities Act and such laws, and the Company’s reliance upon such exemptions is based in part upon the representations, warranties and agreements of such Holder contained herein.

(e)           Investment Intent.  Such Holder is acquiring this Note for its owner account and not for distribution or resale to others, and agrees that he or she will not sell or otherwise transfer this Note except pursuant to an effective registration statement under the Securities Act and applicable state securities laws, or exceptions available therefrom.

(f)           Accredited Investor. Such Holder is an “accredited investor”, as defined in Rule 501(a) of Regulation D under the Securities Act.

6.           Events of Default.  If one or more of the following events (“Events of Default”) shall have occurred:

(a)           the Company shall fail to pay any Principal of, or Interest on, this Note, or any fees or any other amount payable hereunder when and as required to be paid herein;

(b)           the Company shall fail to observe or perform any covenant or agreement of this Note or in any document delivered pursuant hereto;

(c)           any representation, warranty, certification or statement made by the Company in this Note or in any Transaction Document shall prove to have been incorrect or misleading in any material respect when made (or deemed made);

(d)           (i) a judgment or order for the payment of money in an aggregate amount in excess of $75,000 shall be rendered against the Company or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, there is a period of five (5) consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

(e)           the Company shall (i) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under the Debtor Relief Laws or other similar law now or hereafter in effect, (ii) apply for or consent to the appointment of, or the taking of possession by,  a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, (iii) consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, (iv) make a general assignment for the benefit of creditors, (v) fail generally to pay its debts as they become due, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the bankruptcy law of the relevant jurisdiction or (vii) take any corporate action to authorize any of the foregoing;

(f)           an involuntary case or other proceeding shall be commenced, in any court of competent jurisdiction, against the Company (i) seeking liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, or other relief with respect to it or its debts under the Debtor Relief Laws or other similar law now or hereafter in effect, (ii) seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed for a period of 60 days; or an order for relief shall be entered against the Company, under the federal bankruptcy laws as now or hereafter in effect;

(g)           the Security Interest shall, for any reason (other than such Holder’s failure to renew the filing of any UCC financing statement, if required), cease to be a first priority, perfected security interest in and to any Collateral;

(h)           there shall have occurred any Change in Control and the Note shall not have been prepaid in accordance with Section 2(c)(ii);

(i)           Any provision of the Note or any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder and thereunder, ceases to be valid and binding on or enforceable against any of OIT or any of its Subsidiaries or an assignee thereof intended to be a party to it; any of OIT or any of its Subsidiaries or an assignee thereof files a motion or other pleading seeking to challenge the validity of any Transaction Document or the applicability or enforceability of any Transaction Document or which seeks to void, avoid, limit, or otherwise adversely affect the security interest created by or in any Transaction Document or any payment made pursuant thereto; or any of OIT or any of its Subsidiaries or an assignee thereof denies that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any Transaction Document; or

(j)            there shall have occurred any event or circumstance that has caused or could reasonably be expected to give rise to a Material Adverse Effect;

then, and in every such event, any Holder may, by written notice to the Company, declare the Principal (together with accrued Interest thereon and all other amounts owing hereunder) to be, and the Principal (together with accrued Interest thereon and all other amounts owing hereunder) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided, that in the case of any of the Events of Default specified in clause (e), (f), (h), (i) or (j) above, without any notice to the Company or any other act by any Holder, the Principal (together with accrued Interest thereon and all other amounts owing hereunder) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

7.           Payments; Extension of Maturity.  This Note, all payments of Principal and Interest (and all other amounts owing hereunder) to be made by the Company in respect of this Note shall be made in Dollars by wire transfer to an account designated by the Holders by written notice to the Company.  All amounts payable under this Note shall be paid free and clear of, and without reduction by reason of, any deduction, setoff, or counterclaim.  If the Principal and accrued and unpaid Interest become due and payable on any day other than a Business Day, the Maturity Date shall be extended to the next succeeding Business Day, and to such payable amounts shall be added the Interest which shall have accrued during such extension period at the rate per annum herein specified.

8.           Replacement of Note.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and (if mutilated) upon surrender and cancellation of this Note, the Company shall make and deliver to the Holder a new note of like tenor in lieu of this Note.  Any replacement note made and delivered in accordance with this Section 8 shall be dated as of the date hereof.

9.           Security Interest.

(a)           Grant of Security Interest.   Subject to the terms and conditions stated herein, in order to secure the full and punctual payment of the Secured Obligations in accordance with the terms thereof, and to secure the performance of the obligations of the Company hereunder, the Company hereby grants to the Holders a continuing security interest in and to all of the Collateral and all Proceeds of all or any of the Collateral.

(b)          Covenants, Representations and Warranties regarding Security Interest.

(i)           The Company hereby represents and warrants that (A) the Security Interest constitutes a valid security interest under the UCC securing the Secured Obligations; and (B) when UCC financing statements shall have been filed in the appropriate UCC filing office for a debtor that is a registered organization in the State of Delaware or Nevada, as applicable, the Security Interest shall constitute a perfected security interest in the Collateral, prior to all other Liens and rights of others therein and (C) the Company has valid rights in, and good and marketable title to, the Collateral.

(ii)           The Company will not change its name, identity or corporate structure in any manner unless it shall have given the Holders prior notice thereof and delivered an opinion of Company legal counsel with respect to the continued perfected Security Interest.  The Company will not change the location of (i) its jurisdiction of organization, (ii) its chief executive office or principal place of business, provided, however, that the Company may change its chief executive office and/or principal placement of business to any location within ten (10) miles of its current location within the State of Texas, or (iii) the locations where it keeps or holds any Collateral or any records relating thereto unless it shall have given the Holders prior notice thereof and delivered an opinion of counsel with respect to the continued perfected Security Interest.  The Company shall not in any event change the location of any Collateral, change the jurisdiction of incorporation or transfer any assets (to a subsidiary or otherwise) if such change would cause the Security Interest in such Collateral to lapse or cease to be perfected.

(iii)          The Company will, from time to time, at its expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including, without limitation, any filings of financings or continuation statements under the UCC or otherwise) that from time to time may be necessary or desirable, or that the Holders may reasonably request, in order to create, preserve, perfect, confirm or validate the Security Interest, whether in the United States or otherwise, or to enable the Holders to exercise or enforce any of their rights, powers and remedies hereunder with respect to any of the Collateral.  To the extent permitted by applicable law, the Company hereby authorizes each Holder to execute and file financing statements or continuation statements without the Company’s signature appearing thereon.  The Company agrees that a carbon, photographic, photostatic or other reproduction of this Note or of a financing statement is sufficient as a financing statement.

(c)           Remedies. In case of the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, any Holder may exercise all rights of a secured party under applicable law (including, without limitation, the UCC (whether or not in effect in the jurisdiction where such rights are exercised)).  Any Holder may be the purchaser of any or all of the Collateral so sold at any public sale.  The Company will execute and deliver such documents and take such other action as any Holder deems necessary or advisable in order that any such sale may be made in compliance with law.  Upon any such sale the Collateral shall be delivered, assigned and transferred to the Holders.  At any such sale, the Holders shall hold the Collateral absolutely and free and clear from any claim or right of whatsoever kind, including any equity or right of redemption of the Company which may be waived, and the Company, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted.

(d)           Termination of Security Interest.  Upon the repayment in full of all Secured Obligations and the termination of any obligations under the Note, the Security Interest shall terminate and all rights to the Collateral shall revert to the Company.  Each Holder agrees that it will take all actions, including filing termination statements, evidencing the same.

(e)           Exculpation.  The Holders shall have no duties or responsibilities except those expressly set forth in this Note, and the Holders shall not by reason of this Note be a trustee for the Company or have any fiduciary obligation to the Company.  Neither any Holder nor any of its directors, officers, employees or agents (collectively, the “Related Parties”) shall be liable to the Company for any action taken or omitted to be taken by it under this Note, except for its own willful misconduct or gross negligence.

(f)           Ranking and Subordination.  This Note is a secured general obligation of the Company.  The Note ranks senior in right of payment to all of the Company’s other existing and future Indebtedness whether secured or unsecured and will be senior in right of payment any future Indebtedness of the Company, subject to Liens existing on the date hereof.

10.         Remedies.

(a)           In addition to, and not in limitation of, the remedies referenced in Section 9(c) and subject to Section 6, upon the occurrence of an Event of Default, Principal then outstanding of, and the accrued and unpaid Interest on, this Note shall automatically become immediately due and payable without presentment, promptness, diligence, notice of acceptance, notice of non-performance, default, acceleration, dishonor, demand, protest, or other notice or formalities of any kind, all of which are hereby expressly, unconditionally and irrevocably waived by the Company.

(b)            In addition to, and not in limitation of, the remedies referenced in Section 9(c), any Holder may exercise all rights and remedies available to it under the Transaction Document or applicable laws and institute such actions or proceedings in law or equity as it shall deem expedient for the protection of its rights and may prosecute and enforce its claims against all assets of the Company, and in connection with any such action or proceeding shall be entitled to receive from the Company payment of the Principal plus accrued Interest to the date of payment plus reasonable expenses of collection, including, without limitation, attorneys' fees and expenses (as described more fully in Section 11 below).

11.         Attorneys’ Fees.  The Company agrees to pay or reimburse the Holders for all fees, costs and expenses incurred in connection with the enforcement of any rights or remedies under this Note or the other Transaction Documents (including all such costs and expenses incurred during any legal proceeding), including all attorneys’ fees, costs and expenses.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Holders and the cost of independent public accountants and other outside experts retained by the Holders.  All amounts due under this Section 11 shall be payable within five (5) Business Days after demand therefor.  The agreements in this Section shall survive the termination of the Note.  If the Company fails to pay when due any fees, costs, expenses or other amounts payable by it hereunder or under any Transaction Document, including, without limitation, attorney attorneys’ fees, costs and expenses and indemnities, such amount may be paid on behalf of the Company by the Holders, in their sole discretion and any such amounts so paid by any of the Holders, shall constitute Secured Obligations owing to such person.

12.           Indemnification by the Company.  The Company shall indemnify and hold harmless the Holders and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including attorneys’ fees, costs and expenses) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Transaction Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Note or the use or proposed use of the proceeds therefrom, (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, or willful misconduct of, or violations of law by, such Indemnitee.  No Indemnitee shall have any liability for any indirect, special or consequential damages relating to this Note or any other Transaction Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Transaction Documents is consummated. All amounts due under this Section 12 shall be payable within ten (10) Business Days after demand therefor.  The agreements in this Section shall survive the replacement of any Holder, the termination of the Note, and the repayment, satisfaction or discharge of all the other Secured Obligations.

13.           Payments Set Aside.  To the extent that any payment by or on behalf of the Holders is made to the Company, or the Company exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the any of the Holders in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

14.           Setoff.  In addition to any rights and remedies of the Holders provided by law, upon the occurrence and during the continuance of any Event of Default, the Holders and each of their respective Affiliates is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness or other obligations at any time owing by, the Holders to or for the credit or the account of the Company against any and all Secured Obligations owing to the Holders hereunder or under any other Transaction Document, now or hereafter existing, irrespective of whether or not the Holders shall have made demand under this Note or any other Transaction Document and although such Secured Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.  The rights of the Holders and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Holders and their respective Affiliates may have.

15.               Interest Rate Limitation.  Notwithstanding anything to the contrary contained in the Note, the Interest paid or agreed to be paid under the Note shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Holders shall receive Interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Principal or, if it exceeds such unpaid Principal, refunded to the Company.  In determining whether the Interest contracted for, charged, or received by any Holder exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not Principal as an expense, fee, or premium rather than Interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Secured Obligations hereunder.

16.           Integration.  This Note, together with the other Transaction Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Note and those of any other Transaction Document, the provisions of this Note shall control; provided that the inclusion of supplemental rights or remedies in favor of the Holders in any other Transaction Document shall not be deemed a conflict with this Note.  Each Transaction Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

17.           No Waivers by Delay or Partial Exercise.  No delay by any Holder in exercising any powers or rights hereunder shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise.

18.           Further Assurances.  Each party agrees to execute such other documents, instruments, agreements and consents, and take such other actions as may be reasonably requested by the other parties hereto to effectuate the purposes of this Note.

19.           Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent as follows:

If to the Company:             OncoVista Innovative Therapies, Inc
OncoVista, Inc.
14785 Omicron Drive, Suite 104
San Antonio, Texas  78245
Telecopy:  (210) 677-6001

If to the Holders
Or the Holder:                    Wexford Capital LLC
411 West Putnam Avenue
Greenwich, Connecticut 06830
Attn:   Paul Mieyal
Fax No.:  203-862-7351
Email:  pmieyal@wexford.com

With a copy to:                   Arthur Amron
Fax No.:  203-862-7312
Email:  aamron@wexford.com

or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

20.           Amendments and Waivers.  No modification, amendment or waiver of any provision of, or consent required by, this Note, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by each of (A) the Company,  and (B) the Holders of two-thirds in interest of the Principal.  Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.  A waiver, modification or amendment by a party shall only be effective if (a) it is in writing and signed by the parties in accordance with the immediately preceding sentence, (b) it specifically refers to this Note and (c) it specifically states that the Company or the Holders, as the case may be, is waiving, modifying or amending its rights hereunder.  Any such amendment, modification or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

21.           Exclusivity and Waiver of Rights.  No failure to exercise and no delay in exercising on the part of any party, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege.  The rights and remedies herein provided are cumulative and are not exclusive of any other rights or remedies provided by law.

22.           Invalidity.  If any provision of this Note or the other Transaction Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Note and the other Transaction Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

23.           Headings.  Headings used in this Note are inserted for convenience only and shall not affect the meaning of any term or provision of this Note.

24.           Counterparts.  This Note may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which collectively shall constitute one and the same agreement.

25.           Assignment.  This Note and the rights and obligations hereunder shall not be assignable or transferable by the Company without the prior written consent of the Holders of two-thirds in interest of the Principal.  The Holders may assign this Note and the rights and obligations hereunder without the prior written consent of the Company.  Any instrument purporting to make an assignment in violation of this Section 25 shall be void.

26.           Survival.  Unless otherwise expressly provided herein, all representations warranties, agreements and covenants contained in this Note shall survive the execution hereof and shall remain in full force and effect until the payment in full of all Principal and accrued and unpaid Interest and any other Secured Obligation hereunder shall remain unpaid or unsatisfied. Such representations and warranties have been or will be relied upon by the Holders, regardless of any investigation made by any Holder or on their behalf and notwithstanding that the Holders may have had notice or knowledge of any breach of such representation and warranty at the time the Note was extended.

27.           Miscellaneous.  This Note and the Transaction Documents shall inure to the benefit of the Company and the Holders, and all their respective successors and permitted assigns.  Nothing in this Note or the Transaction Documents is intended or shall be construed to give to any other person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Note or the Transaction Documents or any provision herein contained.

28.           GOVERNING LAW.  THIS NOTE AND THE TRANSACTION DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS).

129.         CONSENT TO JURISDICTION.  THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE OF NEW YORK AND OF THE FEDERAL COURTS SITTING IN MANHATTAN COUNTY, THE STATE OF NEW YORK.  THE COMPANY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE LITIGATED EXCLUSIVELY IN ANY SUCH STATE OR FEDERAL COURT THAT SITS IN THE CITY OF NEW YORK, NEW YORK, AND ACCORDINGLY, THE COMPANY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH LITIGATION IN ANY SUCH COURT.

30.           WAIVER OF JURY TRIAL.   THE COMPANY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE.  THE COMPANY (A) CERTIFIES THAT NO REPRESENTATIVE, HOLDER OR ATTORNEY OF THE HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE HOLDERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE HOLDERS HAVE BEEN INDUCED TO ENTER INTO THIS NOTE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 30.

31.           Expenses. The Company shall promptly pay or reimburse the Holders for the reasonable fees, costs and expenses of the Holders in connection with the negotiation, execution, delivery and performance of this Note the other Transaction Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

In Witness Whereof, the undersigned has executed this Note as of the date first above written.

OncoVista Innovative Therapies, Inc.

By:
Name:
Title:

OncoVista, Inc.

By:
Name:
Title:

Signature Page – Promissory Note

ANNEX A

Holder Name	Address	Principal

Wexford Spectrum Trading Limited	411 West Putnam Avenue Greenwich, Connecticut 06830	$300,000

John Wenner	395 Route 447 Newfoundland, Pennsyulvania 18445	$100,000

Global Pharmacal, Inc.	14785 Omicron Drive, Suite 104 San Antonio, Texas 78245	$75,000

Biomarkers, LLC	14785 Omicron Drive, Suite 104 San Antonio, Texas 78245	$275,000

Exhibit A

Exhibit B

Exhibit C